Jefferson
Bankshares, Inc.                                                            NEWS

123 EAST MAIN STREET, CHARLOTTESVILLE, VA 22902


CONTACTS: Donald W. Fulton, Jr.                      Maria Weisensee
          Vice-President-Investor Relations          Georgeson & Company, Inc.
          804-972-1115                               212-440-9847


                                  For Release: Immediate
                                               November 1, 1996

                      Jefferson Bankshares, Inc. Announces
                      Preliminary Results of Tender Offer

Charlottesville, VA ... Jefferson Bankshares, Inc. (NASDAQ NMS: JBNK) announced that, based upon a preliminary count, approximately 1.22 million shares of its common stock were tendered in its Modified Dutch Auction Tender Offer prior to 5:00 p.m. on Thursday October 31, 1996.